Exhibit (d)(5)(ii)

AXA PREMIER VIP TRUST

AMENDMENT NO.1

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of April 1, 2013 (“Amendment No. 1”), between AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (the “Manager”) and Thornburg Investment Management, Inc. (“Adviser”), a corporation organized under the laws of the State of Delaware.

WHEREAS, the Manager and the Adviser have entered into an Investment Advisory Agreement, dated as of May 1, 2011, (“Agreement”) on behalf of the AXA Premier VIP Trust (“Trust”); and

WHEREAS, the Manager and the Adviser desire to modify the fee payable to the Adviser for investment advisory services.

NOW, THEREFORE, effective as of April 1, 2013, the Manager and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Bettie Kroutil
	Steven M. Joenk		Name: Bettie Kroutil
	Chairman, Chief Executive Officer, and President		Title: Vice President

APPENDIX A

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

Portfolio	Annual Advisory Fee Rate**
Multimanager Large Cap Core Equity Portfolio*	0.35% of the Thornburg Allocated Portion’s average daily net assets

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Thornburg Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to the Thornburg Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the Thornburg Allocated Portion’s net assets relative to the aggregate net assets of the Portfolio, including the Thornburg Allocated Portion, used in the fee calculation.

2